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                                                                    Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of Applied Graphics Technologies, Inc. on Form S-4 of our report dated March 8, 1996, on our audit of the combined statements of operations, cash flows and changes in owners' equity (deficit) of the Predecessor Group to Applied Graphics Technologies, Inc. for the year ended December 31, 1995, which report is included in the Annual Report on Form 10-K of Applied Graphics Technologies, Inc. and to the inclusion of our report in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption "Experts".

                                               /s/ Coopers & Lybrand L.L.P.

                                               Coopers & Lybrand L.L.P.

New York, New York
April 27, 1998